Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement documents the agreement between Dr. Hunter Jackson and NPS Pharmaceuticals, Inc., its subsidiaries and affiliates (“NPS” or “the Company”) concerning the termination of Dr. Jackson’s status as an employee of the Company effective the close of business on May 11, 2006.

RECITALS

A.	Dr. Jackson has been employed by NPS as its Chief Executive Officer through and including the Separation Date.

B.	Dr. Jackson and NPS have entered into a number of agreements governing employment and severance of that employment including, but not limited to, the following:

(i)	Employee Agreement Concerning Invention Assignment, Non-Disclosure and Non-Competition (“Non-Disclosure and Non-Competition Agreement”), a copy of which is attached as Exhibit A.

(ii)	Agreement Providing Specified Benefits Following Termination of Employment Incident to Merger, Acquisition or Other Change of Control or Some Other Strategic Corporate Event (“Termination Agreement”), a copy of which is attached as Exhibit B.

(iii)	Indemnity Agreement, a copy of which is attached as Exhibit C.

C.	Dr. Jackson and NPS have agreed to terminate Dr. Jackson’s employment under the Termination Agreement, and have concluded that he is entitled to receive the severance benefits provided in paragraph 2 of the Termination Agreement.

Based on the foregoing Recitals, and on the mutual covenants contained herein, Dr. Jackson and NPS agree as follows:

1. Separation Date. Dr. Jackson’s status as an employee with NPS is terminated effective the close of business on May 11, 2006 (the “Separation Date”). Dr. Jackson’s resignation as an employee does not affect his status as a member of the Board of Directors of the Company.

2. Severance and Benefits. The severance and benefits to which Dr. Jackson is entitled as of the Separation Date are as follows:

2.1 Severance Pay. The Duration of Severance Period under said Termination Agreement is twenty-four months including, but not limited to, the salary benefit as provided under paragraph 2.1 of the Termination Agreement. With respect to such salary benefits, the Company will pay to Dr. Jackson the sum of $1,020,000 U.S. as follows:

You will receive salary continuation for 24 months at your straight-time salary rate (“Base Pay”), less applicable withholding taxes. In accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), these payments will not commence until six months after your Separation Date. Accordingly, your first payment will occur in December 2006 in the amount of seven months of Base Pay. The remaining payments will be made in a single lump sum as soon as administratively practicable following January 1, 2007. This payment schedule cannot be accelerated or postponed by you or the Company.

2.2 Insurance. Dr. Jackson shall continue to receive the Company’s standard medical and dental insurance benefits as long as he continues to serve as a member of the Board of Directors and is not employed by an entity which offers health and dental coverage, or until he becomes eligible for Medicare. Attached, as Exhibit D, is language from the Company’s insurance underwriter regarding this coverage. At such time as Dr. Jackson retires from the Board of Directors of the Company, he will be eligible to elect to receive continued medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). The Company will pay the full premium amount due for medical and dental coverage under COBRA for 18 months, as allowed by the Termination Agreement, or until the date Dr. Jackson first becomes eligible to obtain benefits from a subsequent employer, Medicare, or as otherwise provided by COBRA.

2.3 Stock Options. Effective on the first day after the Separation Date, all outstanding stock options, which would have vested during the next two years, will receive accelerated vesting, and all other stock options will continue to vest at their normal rate and maintain their original expiration date, as long as Dr. Jackson maintains his continuous status as an employee, director, or consultant of the Company, as shown on Exhibit E.

2.4 Restricted Stock Grant. As provided for in the Restricted Stock Award Agreement of January 5, 2004 (attached hereto as Exhibit F), effective on the first day after the Separation Date, as provided for in the Termination Agreement, any unvested shares will receive accelerated vesting. At that time, Dr. Jackson will be responsible to pay taxes on the fair market value of the shares as of the date of acceleration. The amount of taxes due will be communicated to Dr. Jackson and Dr. Jackson will pay the taxes directly to the Company.

3. Confidential Information. The terms of the Non-Disclosure and Non-Competition Agreement will continue in effect after the Separation Date. Under that agreement, Dr. Jackson is required to protect and not disclose any information regarding the Company’s proprietary intellectual property, its financial condition, terms of its business relations, and all other Confidential Information as defined in that agreement.

4. Property. It is understood that anything produced by Dr. Jackson as an employee of the Company is the property of the Company. Dr. Jackson is obligated to leave with or return to the Company any such documents whether tangible property or in electronic form belonging to the Company including, but not limited to, documents or tangible property which may contain or reflect confidential information or trade secrets of the Company. Such confidential information and trade secrets may include scientific data, proprietary ideas, financial information, knowledge of specific business dealings or practices, or other matters which the Company attempts to maintain as confidential in the course of its business. By his signature below, Dr. Jackson certifies to the Company that he has returned all property of the Company.

5. 401(k) Plan. Dr. Jackson’s rights regarding his participation in the Company’s 401(k) Plan are governed by the terms of the plan.

6. Life Insurance. The Company currently is the owner of a group term life insurance policy that includes Dr. Jackson, which may be converted to an individual policy (with certain limitations). A conversion form will be provided by the insurance carrier to Dr. Jackson with benefits information. Any supplemental life insurance may also be converted to an individual policy.

7. Personal Time Off (PTO). PTO will continue to be accrued through the Separation Date and Dr. Jackson will be paid in cash for all unused PTO, up to twenty days.

8. Short- and Long-Term Disability Insurance. All Company arrangements for payment, either direct or through insurance, for short-term disability and long-term disability, will cease on the Separation Date.

9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, public policy or may subject Dr. Jackson to the payment of additional tax under Section 409A, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, incapable of being enforced or may subject Dr. Jackson to the payment of additional tax under Section 409A, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, to the extent applicable, then do not constitute nonqualified deferred compensation subject to the requirements of Section 409A or satisfy such requirements. NPS has advised Dr. Jackson to seek his own business and legal advice concerning the terms hereof.

10. Release. In consideration of receiving the benefits described herein, Dr. Jackson and all persons claiming by, through or under him, hereby release and discharge NPS, its subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, attorneys and all other persons acting by, through, under or in concert with it (hereinafter collectively referred to as “Releasees”), of and from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorneys’s fees, expenses, liens and causes of action for the following: (i) libel, slander, discrimination and other claims under The Age Discrimination in Employment Act, The Older Workers” Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, The Americans With Disabilities Act, The Utah Antidiscrimination Act, The Workers’ Adjustment and Retraining Notification Act (WARN Act), The Employee Retirement Income Security Act (ERISA) and all other laws prohibiting age, race, religion, sex, national origin, color, disability and other forms of discrimination, whether now known or unknown, suspected or unsuspected, including future rights, and (ii) arising out of the employment relationship between Dr. Jackson and NPS, and (iii) arising prior to the Separation Date. Provided however, that Dr. Jackson does not release NPS from claims for dishonesty, fraud, embezzlement, criminal act or willful misconduct. This release does not affect obligations contained herein, nor does it vitiate Dr. Jackson’s obligations under the Non-Disclosure and Non-Competition Agreement, or any Company stock option plan, benefit or grant to which you may be entitled as of your Separation Date.

11. No Right to Reinstatement. It is understood and agreed that, in return for the consideration described herein, Dr. Jackson will not be eligible for future employment with the Company and that, should he apply for employment, the Company shall have no obligation to consider him for any position.

12. Nondisparagement. Dr. Jackson agrees not to disparage the Company or any of its directors, officers or employees in any manner harmful to the Company’s business or business reputation. He further agrees that as of the Separation Date, he shall not represent himself or hold himself out as a current employee or officer of the Company, or as holding any other current position with the Company other than that of a director. The Company agrees that it will not disparage Dr. Jackson in any manner harmful to his reputation, provided that the Company shall not be precluded from confirming to others Dr. Jackson’s separation as an employee from the Company. This paragraph will not prevent Dr. Jackson or the Company from describing this separation if required in connection with compliance filings or administrative or judicial proceedings.

13. Nonparticipation in Legal or Administrative Proceedings. Dr. Jackson covenants that he will not file, nor voluntarily participate or assist in the prosecution of any legal or administration proceedings against the Company or any related entities and their respective directors, officers and employees, provided that nothing in this paragraph shall prevent his participation in any such proceeding in compliance with a summons that requires such participation. Dr. Jackson further agrees to assist and cooperate with the Company in any legal or administrative proceedings brought by or against the Company by any third party (including former employees of the Company) that are related to matters during Dr. Jackson’s employment with the Company.

14. Consequences of Violation of this Agreement. If either party hereto violates any of the promises contained in this Agreement, then that party shall pay for all costs incurred by any of the released parties, including reasonable attorneys’ fees.

15. Knowing and Voluntary Agreement. Each party hereto represents, declares, and agrees that he or it voluntarily accepts the provisions of this Agreement for the purposes of making a full and final compromise, adjustment and settlement of all claims herein described. Dr. Jackson has been advised to consult an attorney and understands the effect of signing this Agreement.

16. Entire Agreement. This Agreement, when executed, contains the entire agreement between the parties and there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. The Recitals are an integral part of this Agreement. This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, on any matter that is addressed in this Agreement, with the exception that it is agreed that the Non-Disclosure and Non-Competition Agreement and Indemnity Agreement remain in effect in accordance with its terms. This Agreement cannot be amended or modified except by a written document signed by both parties.

17. Review and Revocation Periods. Dr. Jackson acknowledges that he has been given at least twenty-one days within which to consider this Agreement before its execution. This Agreement shall not become effective until seven calendar days after the date of execution by Dr. Jackson (the “Consideration Period”). During the Consideration Period, this Agreement may be revoked by notifying the Company in writing. Upon expiration of the Consideration Period, Dr. Jackson acknowledges that this Agreement becomes final and binding. Dr. Jackson acknowledges that he has had an adequate amount of time in which to consult with any person with respect to the contents of this Agreement prior to signing.

18. Confidential Treatment. Dr. Jackson and NPS agree that the terms of this Agreement are confidential and will not be disclosed to others except as required by law or as necessary to implement the terms hereof.

19. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Utah.

NPS PHARMACEUTICALS, INC.

/s/ HUNTER JACKSON	By:	/s/ VAL R. ANTCZAK
Hunter Jackson		Val R. Antczak, Senior Vice President, Legal Affairs

Exhibit A

to the

SEPARATION AGREEMENT

between

Hunter Jackson

and

NPS Pharmaceuticals, Inc.

Non-Disclosure and Non-Competition Agreement

EMPLOYEE AGREEMENT CONCERNING

INVENTION ASSIGNMENT, NON-DISCLOSURE

AND NON-COMPETITION

Employee: HUNTER JACKSON

In consideration of employment or continued employment by NPS Pharmaceuticals, Inc. (which together with its affiliates and subsidiaries, if any, are hereinafter referred to as the “Company”), the compensation paid by the Company from time to time and other good and valuable consideration, Employee hereby represents to and agrees with the Company as follows:

1.	Scope of Company’s Business Interests.

1.1	Employee understands that the Company is engaged in a continuous program of research, development, production, and marketing with respect to the discovery and development of novel pharmaceutical therapies for a variety of diseases.

2.	Definitions.

2.1	“Confidential Information” shall mean:

2.1.1	any and all Intellectual Property or information whether business, financial, technical or otherwise, of any type whatsoever, in any form whatsoever, which is (a) proprietary to the Company; or (b) submitted or disclosed to the Company by a third party.

2.1.2	Confidential Information (whether or not reduced to writing and in any and all stages of development) includes but is not limited to: discoveries, ideas, inventions, designs, formulas, test results, test procedures, protocols, concepts, drawings, specifications, techniques, models, data, software, research, processes, procedures, works of authorship, formulas, improvements, trade secrets, know-how, marketing plans and supplies, product plans, customer names (and other information relating to customers), supplier names (and other information relating to suppliers), and financial information.

2.1.3	Confidential Information shall not include anything that is publicly known or generally employed by the trade at or after the effective date of this Agreement.

2.2	“Intellectual Property” shall mean, without limitation, all copyrights, patents, trademarks, service marks, trade secrets, know-how and other rights commonly referred to as “moral rights” and all intellectual property rights of any type whatsoever.

3.	Assignment of Rights in Intellectual Property.

3.1	Employee hereby assigns to the Company all of Employee’s rights in all discoveries, inventions and other technology, all works of authorship, all data and information, and all Intellectual Property rights therein and thereto, which are made, discovered, developed, assembled, created, or conceived, in whole or in part, previously or hereafter by Employee: (a) during the course of and within the scope of employment with the Company; or (b) with the aid of Confidential Information or the facilities, resources or property of the Company.

3.2	All of said Intellectual Property assigned to the Company shall be Confidential Information except for anything that is publicly known or generally employed by the trade, without the fault of Employee, at or after the effective date of this Agreement.

3.3	Employee agrees to disclose promptly and fully to the Company anything which qualifies as Confidential Information hereunder.

4.	Confidential Information.

4.1	Employee understands that Confidential Information is confidential and secret and agrees to respect the confidentiality and secrecy of the same. Employee also understands that all Confidential Information is the property of the Company or of a third party submitting the same to the Company. Employee agrees to treat Confidential Information submitted to the Company by third parties as if confidential and proprietary to the Company.

4.2	Except as lawfully authorized or as may be required in the performance of Employee’s responsibilities for the Company, Employee:

4.2.1	agrees not to directly or indirectly disclose, reveal, report, publish, or transfer possession of, or access to, any Confidential Information to any person or entity;

4.2.2	agrees, at the expense of the Company, promptly at all times hereafter to execute and deliver any and all acts and instruments as may be necessary or desirable to perfect and protect the Company’s interest in the Confidential Information; and

4.2.3	agrees not to directly or indirectly use the Confidential Information except for the benefit of the Company in the performance of Employee’s responsibilities for the Company.

5.	Trust Relationship.

5.1	Employee understands that employment with the Company creates a relationship of confidence and trust between the Employee and the Company with respect to the Employee’s care, use, and treatment of Intellectual Property and Confidential Information of the Company.

6.	Delivery to the Company.

6.1	Employee agrees to turn over any and all Confidential Information in Employee’s possession or control upon request of the Company and upon termination of employment with the Company. Employee understands and agrees that Employee’s obligations under this Agreement survive the termination of Employee’s employment with the Company.

7.	No Contract of Employment.

7.1	Nothing herein is intended to constitute a contract of employment or alter or change the terms of Employee’s understanding with the Company concerning terms and duration of employment.

7.2	This Agreement is not an employment agreement and does not give the Employee the right to be employed by the Company in any capacity. The Company reserves the right to terminate Employee’s employment at any time for any reason.

8.	Non-Competition.

8.1	The Employee and the Company agree that the Company’s activities, including its interests in Confidential Information and Intellectual Property, are of a proprietary, unique and special nature and that if Employee’s services were used in competition with the Company, such use could cause serious and possibly irreparable harm to the Company. Accordingly, Employee agrees to the commitments of non-competitive activities as described herein.

8.1.1	Employee agrees that during the period of employment with the Company, Employee shall not directly or indirectly engage in any employment or activity (other than for the Company) which competes with the business of the Company as now or hereinafter conducted.

8.1.2	Employee agrees that during the period of employment with the Company, and for a period of one year thereafter, Employee shall not directly or indirectly (a) call on, solicit, take away, or attempt to take away for the benefit of Employee or of any other person or entity, any customer, supplier, or client of the Company with whom Employee became acquainted during employment with the Company, or (b) solicit, take away, or attempt to take away, for the benefit of the Employee or of any other person or entity, any employee or officer of the Company.

8.1.3	Employee agrees that upon termination of employment with the Company, Employee shall not accept any position with another Company or engage directly or indirectly in any other activity in which Employee would clearly use or disclose material Confidential Information of the Company.

9.	No Use of Other’s Intellectual Property.

9.1	Employee represents to the Company that Employee has not brought and has not used, and agrees that it will not bring to the Company and will not use in the performance of any responsibilities for the Company, any information, materials or the like which are confidential and are proprietary to a former employer or to some other person or entity without written authorization from said former employer, person or entity.

10.	Injunctive Relief.

10.1	Employee agrees that, because of the unique nature of this Agreement and the obligations of Employee regarding non-disclosure, non-use and assignment of inventions and Intellectual Property, monetary damages alone will be an inadequate remedy for Employee’s breach of such obligations. As a result, Employee agrees that the Company shall be entitled to obtain injunctive and other equitable relief to protect the confidential nature of its Confidential Information and its interest in such inventions and Intellectual Property, in addition to all other remedies which may be available at law or otherwise.

11.	Miscellaneous.

11.1	If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the same shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

11.2	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, beneficiaries or legatees.

11.3	This Agreement shall be governed by the laws of the State of Utah without reference to the conflicts of law principles thereof.

11.4	This Agreement constitutes the final, complete, and exclusive agreement between the Company and Employee concerning the subject matter of this Agreement and supersedes all prior representations, agreements, understandings, negotiations and discussions, written or oral, between the Company and Employee with respect thereto. In the event Employee and the Company have previously entered into an agreement concerning the subject matter hereof, this Agreement is considered a novation of that agreement. Employee agrees that all Confidential Information received by Employee prior to the “Date of Hire” shown below is governed hereby and is deemed received pursuant to the terms hereof. Any inventions excluded by Employee thereunder are also deemed excluded hereunder unless stated otherwise in Exhibit A hereof. Any modification, recision or amendment of this Agreement shall not be effective unless made in writing and executed by both parties.

11.5	Employee has identified in the space below all inventions, ideas, biological compounds, cell lines, and other items of Intellectual Property of interest to the Company as described herein, and other items of Intellectual Property which have been made or conceived or first reduced to practice by Employee, alone or jointly with others, PRIOR to employment with the Company AND which Employee desires to exclude from the operation of this Agreement. Employee claims an interest in the following PRIOR items of Intellectual Property:

If no inventions, ideas, discoveries or other items of Intellectual Property are identified in the space above, then Employee represents that there are no such inventions, ideas, discoveries or other items of Intellectual Property.

11.6	Employee agrees that adequate consideration to the Employee from the Company can be found in each of the following:

11.6.1	continued employment with the Company;

11.6.2	compensation paid to the Employee by the Company from time to time; and

11.6.3	capital stock of the Company sold or granted to the Employee from time to time.

11.7	Employee acknowledges that his or her employment with the Company was expressly conditioned upon an understanding that an agreement covering the subject hereof was a condition of employment and that this Agreement is the intended agreement and that if signed after the Date of Hire the Agreement is intended to relate back to the Employee’s Date of Hire and to be part of the terms of initial employment.

READ, UNDERSTOOD AND ACCEPTED: EMPLOYEE:	COMPANY: NPS PHARMACEUTICALS, INC.

/s/ HUNTER JACKSON	By:	/s/ JAMES U. JENSEN
(Signature)	Its:	Vice President
Dated: 5/19/97	Dated:	5/20/97

Date of Hire _______________________________________________

Exhibit B

to the

SEPARATION AGREEMENT

between

Hunter Jackson

and

NPS Pharmaceuticals, Inc.

Termination Agreement

AGREEMENT PROVIDING SPECIFIED BENEFITS

FOLLOWING TERMINATION OF EMPLOYMENT INCIDENT TO

A MERGER, ACQUISITION OR OTHER CHANGE OF CONTROL

OR TO SOME OTHER STRATEGIC CORPORATE EVENT

Executive:	Hunter Jackson
State or Province of Domicile on Effective Date:	Utah
Duration of Determination Period:	24 months
Duration of Severance Period:	24 months
Effective Date:	December 13, 2002

This Agreement is entered into on the Effective Date shown above (the “Effective Date”) between NPS Pharmaceuticals, Inc., a Delaware corporation, for itself and its subsidiaries (the “Company”) and the Executive identified above (“Executive”), an employee of the Company.

WHEREAS, the Executive has been hired into or otherwise designated a member of the Company’s “Leadership Corps” due to his/her serving as an officer, professional, or other senior executive of the Company; and

WHEREAS, the Company has previously adopted and currently maintains, for the benefit of the Leadership Corps, a Severance Pay Plan (the “Plan”), a copy of which is attached hereto and incorporated by reference, which provides for certain post-employment benefits as specified therein; and

WHEREAS, in furtherance of the purposes of the Plan and as further assurances to the Executive, the Company’s Board of Directors and its Compensation Committee have previously determined that it is desirable and in the best interest of the Company, its shareholders, and other constituencies to execute this Agreement providing the Executive with specified benefits following termination of Executive’s employment with the Company incident to a merger, acquisition or other form of a Change in Control or incident to some other Strategic Corporate Event or as otherwise set forth herein;

NOW THEREFORE, in consideration of one dollar and other good and valuable consideration, receipt and sufficiency whereof are hereby acknowledged, the Company and Executive hereby agree as follows:

1. Termination of Employment. A covered termination of employment may occur hereunder as follows:

1.1	Change in Control. If at any time within the Executive’s Determination Period (shown above) following a Change in Control (i) the Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause, death or permanent disability, then the Company shall pay and provide to the Executive the specified Severance Benefit provided herein for the Severance Period (shown above).

1.2

Strategic Corporate Event. If at any time within the Executive’s Determination Period, following a Strategic Corporate Event, as defined herein, the Executive voluntarily implements a termination of his/her employment for Good Reason then the Company shall pay and provide to the Executive the specified Severance Benefit provided herein for the Severance Period. The Determination

Period for this purpose shall begin on the first date when the job prospects for the Executive have been materially altered as a result of such Strategic Corporate Event.

1.3	Other. If at any time (i) Executive terminates his employment with Company (or any parent or subsidiary of Company) for Good Reason (as defined in Para. 2.10 of the attached Plan), or (ii) Company (or any parent or subsidiary of Company) terminates Executive’s employment for other than Cause (as defined in Para. 2.4 of the attached Plan), then Executive shall receive as severance compensation for the Severance Period his salary and other items of value as set forth in Paragraphs 2.1, 2.2, and 2.3 of this Agreement (a) regardless of whether a Change of Control or a Strategic Corporate Event is deemed to exist; (b) regardless of whether Executive is deemed a Covered Employee under the Plan; and (c) regardless of whether the Plan is in effect, has been changed, or if the Plan otherwise fails to provide for Executive a severance compensation at least equal to the severance compensation as set forth in Paragraphs 2.1, 2.2, and 2.3 of this Agreement. In the event that any conflict or ambiguity arises between the provisions of this Paragraph 1.3 and the provisions of the Plan, any other part of this Agreement, or any other document, then the provisions of this Paragraph 1.3 shall supersede and control.

2. Severance Benefits. Upon termination of an Executive’s employment due to a Change in Control or Strategic Corporate Event, during the Executive’s Determination Period, or as otherwise set forth in this Agreement, Executive will become entitled to the following Severance Benefits for his/her Severance Period as follows:

2.1	Salary. The Company will continue to pay Executive his or her annual Base Pay (less applicable withholding taxes), as in effect immediately prior to the date of termination, to be paid periodically in accordance with the Company’s normal payroll policies, or (ii) on mutual agreement of the Company and Executive, Executive shall be paid the aggregate of such pay in a lump sum single payment to be made within the first 90 days of termination. Payments will not be terminated early or reduced in the event of death, disability or reemployment of the Executive prior to receipt of the full amount of this benefit.

2.2	Insurance. If Executive, and any spouse and/or dependents of Executive (“Family Members”) has/have medical and/or dental coverage on the date of Executive’s termination of employment under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for Executive and Family Members for the Determination Period (to the extent COBRA coverage lasts for the full term); provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA coverage beginning on or after the date Executive and Family Members first become eligible to obtain comparable benefits from a subsequent employer.

2.3	Stock Options. Effective on the first day of the Executive’s Severance Period, the Executive’s existing stock options will receive accelerated vesting for the longer of (i) the period ending on the last day of the Executive’s Severance Period, or (ii) such other period as the Executive may be entitled under any stock option plan or grant or retirement plan or other provision of any applicable Company practice. The Executive will have the right to exercise all stock options previously vested or vested hereunder beginning of the first day of the Executive’s Severance Period and continuing for the longer of (i) the duration of the Executive’s Severance Period, or (ii) such other period as the Executive may be entitled under any stock option plan or grant or retirement plan or other provision of any applicable Company policy or practice. Notwithstanding the foregoing, the Executive will be required to abide by the terms of any existing “lock-up” agreement to which he/she is a party and by the applicable terms of the Company’s Insider Trading Policy for the period of time otherwise required, and all applicable securities law and regulations.

3. Stipulation. The Executive hereby agrees and stipulates that except as specified in this Agreement, the terms of employment of the Executive remain as they were before this Agreement was executed and acknowledges that this Agreement is not the entire statement of the terms of employment of the Executive but rather constitutes the entire and sole agreement for the subject matter addressed herein.

4. Interpretation and Definitions.

4.1	Interpretation. The provisions of this Agreement are intended to advance the purposes of the Plan and except to the extent any provision hereof supersedes or conflicts with a provision of the Plan, this Agreement and the Plan should be interpreted so has to make them harmonious.

4.2	Incorporation of the Plan in this Agreement. To the extent applicable to the Executive, the Plan is incorporated herein and made a part hereof.

4.3	Definitions. Capitalized terms used herein that are not defined herein have the meaning given in the Plan, unless the context specifies otherwise.

5. Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

6. Amendment. This Agreement shall not be amended, modified or discharged in whole or in part except in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

7. Successors and Assigns. This Agreement shall inure to the benefit of (i) successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company and may not be assigned by Executive; and (ii) the heirs, executors, administrators, legal representatives and successors of Executive.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

9. Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State or Province where Executive is domiciled on the date hereof.

10. Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

11. Examples of Change in Control and Other Strategic Corporate Events. By way of illustration and not limitation, provided below are examples to aid in the interpretation of this Agreement.

11.1.	Change in Control. Many circumstances that constitute a Change in Control are provided in the Plan. The Compensation Committee of the Board of Directors may declare other circumstances, from time to time.

11.2	Strategic Corporate Event. A Strategic Corporate Event occurs, in general when an individual Executive’s job prospects within the Company are materially altered without Cause. Circumstances that constitute a Strategic Corporate Event leading to a material alteration in the Executive’s job prospects must be determined on a case-by-case basis. Such an event may occur for this Executive and not for another executive who has signed a similar severance agreement with the Company and vice-versa. For example, if the Company signs a major product out-license agreement, that event by its terms might constitute a Strategic Corporate Event if it resulted in a material alteration of another executive’s job prospects (given other circumstances) and not for this Executive or vice-versa. Also, the failure in the clinic of one or more late stage programs might constitute a Strategic Corporate Event for this Executive (given relevant circumstances) and a concomitant alteration in this Executive’s job prospects while not constituting a Strategic Corporate Event and not producing a concomitant alteration in the job prospects for another executive and vice-versa. Additionally, a substantial acquisition for cash (with attendant properties and personnel) might cause a re-alignment of duties of senior personnel in a way that caused a material alteration in the job prospects of this Executive (given relevant circumstances) thus constituting a Strategic Corporate Event for this Executive and not for another executive and vice-versa. In circumstances where doubt or uncertainties attend for this Executive, about the occurrence of a Strategic Corporate Event and the required attendant material alteration in this Executive’s job prospects, the Executive and the Company expect that discussion and evaluation will usually bring required clarity and agreement. Where such is not timely obtained, the Company or the Executive may petition the Compensation Committee of the Board of Directors by written correspondence directed to the Chairman of the Committee to resolve any difference. Alternatively, the Executive may use the claims procedure under the Plan.

12. Indemnity. Indemnity is the subject of a separate agreement between the Company and the Executive executed on or about the date of hire.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective the Effective Date shown above.

NPS PHARMACEUTICALS, INC.

/s/ HUNTER JACKSON	By:	/s/ JAMES U. JENSEN
Hunter Jackson	Its:	Vice President and General Counsel

Attachment

SEVERANCE PAY PLAN

of

NPS PHARMACEUTICALS, INC.

Adopted by the Board of Directors

On December 13, 2002

NPS PHARMACEUTICALS, INC.

SEVERANCE PAY PLAN

1. Introduction. The purpose of this NPS Pharmaceuticals, Inc. Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated (other than for Cause, death or permanent disability) or terminated for Good Reason following a Change in Control of the Company. This Plan replaces any prior severance or separation pay policies and/or practices of the Company with respect to employees eligible to participate in the Plan. This document constitutes both the written instrument under which the Plan is maintained and the summary plan description for the Plan.

2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:

2.1 “Administrator” means the Company, acting through its Manager, Human Resources or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation.

2.2 “Base Pay” means a Covered Employee’s regular straight-time salary.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” means (i) an act of material dishonesty by a Covered Employee in connection with the Covered Employee’s responsibilities as an employee, (ii) a Covered Employee’s conviction of, or plea of nolo contendere to, a felony, (iii) a Covered Employee’s gross misconduct in connection with the performance or failure of performance of a material component of the Covered Employee’s responsibilities as an employee, or (iv) a Covered Employee’s continued substantial violations of his or her employment duties after the Covered Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Covered Employee has not substantially performed such duties.

2.5 “Change in Control” means (i) a dissolution or liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; (iv) a strategic corporate event, such as a merger or acquisition, where the Company is technically the surviving entity, but where other elements of a change in control are present, i.e. change in management team or board composition; (v) a transaction which the Board determines in its sole discretion to constitute a Change in Control of the Company; or (vi) any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged.

2.6 “Company” means NPS Pharmaceuticals, Inc., a Delaware corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

2.7 “Covered Employee” means a regular full-time employee of the Company who is an officer, professional or other senior employee who has been designated by the Administrator to participate in the Plan.

2.8 “Determination Period” means the time period, not to exceed twenty-four months beginning on the date of the Change in Control.

2.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10 “Good Reason” means Covered Employee’s voluntary resignation within such Covered Employee’s Determination Period and (i) within one-hundred eighty (180) days after a material reduction in Covered Employee’s title, authority, status or responsibilities relative to the Covered Employee’s title, authority, status or responsibilities in effect immediately prior to such reduction where such reduction was imposed without Cause, (ii) within ninety (90) days after a reduction in Covered Employee’s annualized Base Pay, without Covered Employee’s written consent; (iii) within twelve (12) months after the relocation of Covered Employee’s principal place of performing his or her duties as an employee of the Company by more than thirty (30) miles, without Covered Employee’s written consent; or (iv) within twelve (12) months after a Change in Control, including without limitation an event that qualifies as a strategic corporate event, which leads to circumstances where a Covered Employee’s job prospects are materially altered.

2.11 “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1.

2.12 “Plan” means the NPS Pharmaceuticals, Inc. Severance Pay Plan, as set forth in this document, and as hereafter amended from time to time.

2.13 “Severance Benefit” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.14. “Severance Period” means the time period, not to exceed twenty-four months, beginning on the date of a Covered Employee’s termination of employment.

3. Eligibility for Severance Benefit. An individual is eligible for the Severance Benefit under the Plan, in the amount and for the duration set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4. Severance Benefit.

4.1 Involuntary Termination Following a Change in Control. If at any time within the Determination Period for a Covered Employee following a Change in Control (i) such Covered Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment for other than Cause, death or permanent disability, then such Covered Employee shall receive the following Severance Benefit from the Company:

4.1.1 Severance Benefit. During the Severance Period following the Covered Employee’s termination of employment, (i) the Covered Employee shall be paid continuing, periodic payments of severance pay (less applicable withholding taxes) at a rate equal to his or her rate of annual Base Pay, as in effect immediately prior to the date of Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies, or (ii) on mutual agreement of the Company and the Covered Employee, the Covered Employee shall be paid the aggregate of such payments of severance pay (computed as per paragraph 4.1.1 (i) above) in a lump sum single payment to be made within the first 90 days of said Covered Employee’s Severance Period. Payments shall note be terminated early or reduced in the event of death, disability or reemployment of the Covered Employee prior to receipt of the full amount of the required Severance Benefit.

4.1.2 Continued Medical Benefits. If Covered Employee, and any spouse and/or dependents of Covered Employee (“Family Members”) has medical and dental coverage on the date of Covered Employee’s termination of employment under a group health plan sponsored by the Company, the Company will reimburse Covered Employee for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for Covered Employee and his Family Members during the full term of the Severance Period (to the extent COBRA coverage lasts for the full term); provided, that the Company shall have no obligation to reimburse Covered Employee for the premium cost of COBRA coverage beginning on or after the date Covered Employee and his Family Members first become eligible to obtain comparable benefits from a subsequent employer.

4.1.3 Stock Option Accelerated Vesting and Extended Exercise Period. Provisions for acceleration of vesting upon a Change in Control as defined above are found in the Company’s Employee Stock Option Plans in effect on February 19, 2003 and options previously granted thereunder and then outstanding. Those Stock Option Plans and Options also provide for an extended time for exercise of such Options upon an Involuntary Termination initiated by the Covered Employee or a termination initiated by the Company in either case upon a Change in Control for Company employees generally and for Covered Employees in particular.

4.2 Release. As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates, in a form satisfactory to the General Counsel of the Company.

5. Vacation Days. Any unused vacation pay accrued as of a Covered Employee’s date of Involuntary Termination will be paid at the time the Covered Employee receives his or her first Severance Benefit. No Covered Employee may use any accrued but unused vacation pay to extend his or her Involuntary Termination date or to postpone or delay the start of his or her Severance Period.

6. Withholding. The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

7. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan is subject to the prior approval of the senior officer of NPS Pharmaceuticals, Inc. The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.

8. Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The senior officer of NPS Pharmaceuticals, Inc. will act upon any matters pertaining specifically to the benefit or eligibility of the Administrator under the Plan.

9. Amendment or Termination. The Company reserves the right to amend or modify the Plan at any time, without advance notice to any Covered Employee. Notwithstanding the preceding, no amendment or modification of the Plan shall impair the rights of any Covered Employee, unless mutually agreed otherwise between the Covered Employee and the Company, which agreement must be in writing and signed by the Covered Employee and the Company. The Plan will automatically terminate on March 31, 2008 unless the Company determines otherwise; provided, however, if there are any outstanding Determination Period or Severance Period on March 31, 2008, then the Plan will remain in effect until all Severance Benefits have been paid with respect to any such Determination Periods and Severance Periods. The Company shall not have the power to terminate the Plan prior to March 31, 2008 without the consent of the affected Covered Employees.

10. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

11. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.

12. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

13. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

14. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

15. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Utah.

16. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

17. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

18. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

19. Additional Information.

Plan Name:	NPS Pharmaceuticals, Inc. Severance Pay Plan

Plan Sponsor:	NPS Pharmaceuticals, Inc.
420 Chipeta Way
Salt Lake City, Utah 84108

Identification Numbers:	EIN: 87-0439579
PLAN: 501

Plan Year:	Calendar year

Plan Administrator:	NPS Pharmaceuticals, Inc.
Attention: Manager, Human Resources
420 Chipeta Way
Salt Lake City, Utah 84108
(801) 583-4939

Agent for Service of Legal Process:	NPS Pharmaceuticals, Inc.
Attention: General Counsel
420 Chipeta Way
Salt Lake City, Utah 84108
(801) 583-4939

20. Statement of ERISA Rights. As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 10 and 11 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please consult the Company’s Human Resources Department. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone director, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.

Exhibit C

to the

SEPARATION AGREEMENT

between

Hunter Jackson

and

NPS Pharmaceuticals, Inc.

Indemnification Agreement

INDEMNITY AGREEMENT

THIS AGREEMENT is made and entered into this 17th day of February, 1994 by and between NPS Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), and Hunter Jackson, Ph.D. (“Agent”).

RECITALS

WHEREAS, Agent performs a valuable service to the Corporation in the capacity as a director and/or officer of the Corporation;

WHEREAS, the stockholders of the Corporation have adopted bylaws (the “Bylaws”) providing for the indemnification of the directors, officers, employees and other agents of the Corporation, including persons serving at the request of the Corporation in such capacities with other corporations or enterprises, as authorized by the Delaware General Corporation Law, as amended (the “Code”);

WHEREAS, the Bylaws and the Code, by their non-exclusive nature, permit contracts between the Corporation and its agents, officers, employees and other agents with respect to indemnification of such persons; and

WHEREAS, in order to induce Agent to continue to serve as an officer and/or director of the Corporation, the Corporation has determined and agreed to enter into this Agreement with Agent;

NOW, THEREFORE, in consideration of Agent’s continued service as an officer and/or director after the date hereof, the parties hereto agree as follows:

AGREEMENT

1. Services to the Corporation. Agent will serve, at the will of the Corporation or under separate contract, if any such contract exists, as an officer and/or director of the Corporation or as a director, officer or other fiduciary of an affiliate of the Corporation (including any employee benefit plan of the Corporation) faithfully and to the best of his ability so long as he is duly elected and qualified or appointed in accordance with the provisions of the Bylaws or other applicable charter documents of the Corporation or such affiliate; provided, however, that Agent may at any time and for any reason resign from such position (subject to any contractual obligation that Agent may have assumed apart from this Agreement) and that the Corporation or any affiliate shall have no obligation under this Agreement to continue Agent in any such position.

2. Indemnity of Agent. The Corporation hereby agrees to hold harmless and indemnify Agent to the fullest extent authorized or permitted by the provisions of the Bylaws, the Code, and applicable law as the same may be amended from time to time (but, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Bylaws, the Code, or applicable law permitted prior to adoption of such amendment).

3. Additional Indemnity. In addition to and not in limitation of the indemnification otherwise provided for herein, and subject only to the exclusions set forth in Section 4 hereof, the Corporation hereby further agrees to hold harmless and indemnify Agent:

(a) against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of the Corporation) to which Agent is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Agent is, was or at any time becomes a director, officer, employee or other agent of Corporation, or is or was serving or at any time serves at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and

(b) otherwise to the fullest extent as may be provided to Agent by the Corporation under the non-exclusivity provisions of the Code and Section 11.5 of the Bylaws.

4. Limitations on Additional Indemnity. No indemnity shall be paid by the Corporation under this agreement:

(a) on account of any claim against Agent for an accounting of profits made from the purchase or sale by Agent of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(b) on account of Agent’s conduct that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

(c) on account of Agent’s conduct that constituted a breach of Agent’s duty of loyalty to the Corporation or resulted in any personal profit or advantage to which Agent was not legally entitled;

(d) for which payment is actually made to Agent under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement;

(e) if indemnification is not lawful (and, in this respect, both the Corporation and Agent have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

(f) in connection with any proceeding (or part thereof) initiated by Agent, or any proceeding by Agent against the Corporation or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Code, or (iv) the proceeding is initiated pursuant to Section 9 hereof.

5. Continuation of Indemnity. All agreements and obligations of the Corporation contained herein shall continue during the period Agent is a director, officer, employee or other agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as Agent shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Agent was serving in the capacity referred to herein.

6. Partial Indemnification. Agent shall be entitled under this Agreement to indemnification by the Corporation for a portion of the expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Agent becomes legally obligated to pay in connection with any action, suit or proceeding referred to in Section 3 hereof even if not entitled hereunder to indemnification for the total amount thereof, and the Corporation shall indemnify Agent for the portion thereof to which Agent is entitled.

7. Notification and Defense of Claim. Not later than thirty (30) days after receipt by Agent of notice of the commencement of any action, suit or proceeding, Agent will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation or confirm that the Corporation has notice of the commencement thereof; but the omission so to notify or so to confirm notice to the Corporation will not relieve it from any liability which it may have to Agent otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Agent notifies the Corporation of the commencement thereof or confirms that the Corporation has such notice:

(a) the Corporation will be entitled to participate therein at its own expense;

(b) except as otherwise provided below, the Corporation may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense thereof, with counsel reasonably satisfactory to Agent. After notice from the Corporation to Agent of its election to assume the defense thereof, the Corporation will not be liable to Agent under this Agreement for any legal or other expenses subsequently incurred by Agent in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. Agent shall have the right to employ separate counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Agent unless (i) the employment of counsel by Agent has been authorized by the Corporation, (ii) Agent shall have reasonably concluded that there may be a conflict of interest between the Corporation (or any other agent or agents for whom the Corporation has assumed or may assume the defense) and Agent in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of Agent’s separate counsel shall be at the expense of the Corporation. The Corporation shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Corporation or as to which Agent shall have made the conclusion provided for in clause (ii) above; and

(c) the Corporation shall not be liable to indemnify Agent under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which shall not be unreasonably withheld. The Corporation shall be permitted to settle any action except that it shall not settle any action or claim in any manner which would impose any penalty or limitation on Agent without Agent’s written consent, which may be given or withheld in Agent’s sole discretion.

8. Expenses. Promptly following request for advancement of expenses and upon receipt of an undertaking by or on behalf of Agent to repay said amounts on the terms hereof, the Corporation shall advance, prior to the final disposition of any proceeding, all expenses actually and reasonably incurred by Agent in connection with such proceeding, prior to the date (if at all) when the Corporation has determined that such Agent has acted in bad faith or in a manner that the Agent did not believe to be in or not opposed to the best interests of the Corporation, that such Agent is not entitled to indemnification due to exclusion under Section 4 hereof or, with respect to any criminal action or proceeding that such Agent acted without reasonable cause to believe that his conduct was lawful. Such determination may be made by the Corporation upon a finding that the facts known to the decision-making party at the time such determination is made, clearly and convincingly support such a determination. Such determination may be made by the Corporation (i) as to an officer by a vote of all disinterested directors provided such directors constitute a quorum of the Board of Directors; or (ii) (if such a quorum is not obtainable, or even if obtainable) upon direction of a majority of the disinterested directors as to an officer or director by independent legal counsel (selected by said majority, or other representation of the Corporation, from a panel of five alternates approved for this purpose by the National Association of Corporate Directors) in a written opinion. This provision is adopted under and is to be interpreted consistent with Delaware Code §145(f) and Bylaw 11.5.

9. Enforcement.

(a) Any right to indemnification or advances granted by this Agreement to Agent shall be enforceable by or on behalf of Agent in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. Agent, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. It shall be a defense to any action for which a claim for indemnification is made under Section 3 hereof (other than an action brought to enforce a claim for expenses pursuant to Section 8 hereof, provided that the required undertaking has been tendered to the Corporation) that Agent is not entitled to indemnification because of the limitations set forth in Section 4 hereof. Neither the failure of the Corporation (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Agent is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors or its stockholders) that such indemnification is improper shall be a defense to the action or create a presumption that Agent is not entitled to indemnification under this Agreement or otherwise.

(b) Any determination, election, or authorization (a “Determination”) permitted or required herein to be made by the Corporation when made by the Board of Directors, shall be made in the manner set out in the following sentence when the Determination is (i) to authorize the Agent to initiate a proceeding against the Corporation under paragraph 4(f) hereof, (ii) to participate in a proceeding under paragraph 7(a) hereof, or (iii) to assume the defense under paragraph 7(b) hereof. A Determination made by the Board of Directors under the proceeding sentence shall require only a quorum of one-third of the exact number of directors of the Corporation fixed from time to time in accordance with the Certificate of Incorporation if such Determination is to authorize the Agent to bring an action under (i) above, to cause the Corporation to participate in a proceeding under (ii) above and/or to assume a defense of an action against the Agent under (iii) above.

10. Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Agent, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Corporation effectively to bring suit to enforce such rights.

11. Non-Exclusivity of Rights. The rights conferred on Agent by this Agreement shall not be exclusive of any other right which Agent may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or directors, applicable law or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.

12. Survival of Rights.

(a) The rights conferred on Agent by this Agreement shall continue after Agent has ceased to be a director, officer, employee or other agent of the Corporation or to serve at the request of the Corporation as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of Agent’s heirs, executors and administrators.

(b) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

13. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Corporation shall nevertheless indemnify Agent to the fullest extent provided by the Bylaws, the Code or any other applicable law.

14. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

15. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

16. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

17. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed or (ii) upon the third business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid:

(a) If to Agent, at the address indicated on the signature page hereof.

(b) If to the Corporation, to

NPS Pharmaceuticals, Inc.

420 Chipeta Way

Salt Lake City, Utah 84101

Attention: Chief Executive Officer

or to such other address as may have been furnished to Agent by the Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

AGENT:		NPS PHARMACEUTICALS, INC.:

By:	/S/ HUNTER JACKSON	By:	/S/ HUNTER JACKSON
Address:		Its:	President, Chief Executive Officer and Chairman of the Board

Exhibit D

to the

SEPARATION AGREEMENT

between

Hunter Jackson

and

NPS Pharmaceuticals, Inc.

ULSBA Board of Directors Guidelines

The Board of Directors plan that has been presented to the ULSBA has been created with the following guidelines:

1.	The Board of Directors plan (BDP) will be the same as the Active ULSBA Employee plan with Regence Blue Cross Blue Shield.

2.	Regence has given the BDP an exclusive group number.

3.	The BDP will not be given separate rates due to this exclusive group number.

4.	The BDP will be included in the underwriting procedures that are used to analyze the experience for the ULSBA. The BDP will not be underwritten as a single plan.

5.	The employee who is transferred into the BDP from the current Active Employee plan, will receive new I.D. cards for both the medical and dental plans. The new I.D. cards will be the only transition that the employee will endure.

6.	The BDP is exclusive to the ULSBA member companies that choose to adopt the plan for their own Board of Directors. If the ULSBA member company withdraws their membership from the association, the BDP plan attached to that company will also be withdrawn.

The following guidelines must be met before an employee can be added to the Board of Directors Plan:

“The following classes of individuals may be considered “eligible employees” for purposes of the Contract if they otherwise meet the following requirements: sole proprietors, or partners of the employer if in an individual proprietor or partnership; corporate officers, managers, and employees of subsidiary or affiliated corporations if the subsidiary or affiliated corporation is specifically named on the first page of this Contract; and a member of the Board of Directors may be eligible for coverage if the member; 1) is a United States citizen; 2) is not eligible for other group coverage or Medicare; 3) was a full-time employee of the Group immediately prior to or concurrent with the board appointment; and 4) had coverage under the Group’s employer sponsored health insurance plan (to include COBRA coverage) without a break in coverage for a minimum of one year immediately prior to or concurrent with the board appointment. Coverage as a board member will be paid by the Group under the standard employer contribution.”

Exhibit E

to the

SEPARATION AGREEMENT

between

Hunter Jackson

and

NPS Pharmaceuticals, Inc.

Stock Option Grant Status Report

Stock Option Grant Status Report (with accelerated vesting)

Hunter Jackson

Grant Date	Type *	Granted	Price	Exercised	Vested and exercisable as of 5/11/06	Amount that vests due to 2 yr accel.	Vested and exercisable after the 2 yr accel.**	Amount that continues to vest at 2%/ month after 5/11/06	Expiration Date
12/2/1996	ISO	45,000	$10.125	0	45,000	0	45,000	0	12/2/2006
12/2/1997	ISO	40,000	$9.750	0	40,000	0	40,000	0	12/2/2007
12/4/1998	ISO	11,132	$6.625	0	11,132	0	11,132	0	12/4/2008
12/4/1998	NQ	48,868	$6.625	0	48,868	0	48,868	0	12/4/2008
12/8/1999	ISO	18,277	$4.500	0	18,277	0	18,277	0	12/8/2009
12/8/1999	NQ	21,723	$4.500	0	21,723	0	21,723	0	12/8/2009
5/24/2000	ISO	9,283	$10.750	0	9,283	0	9,283	0	5/24/2010
5/24/2000	NQ	30,717	$10.750	0	30,717	0	30,717	0	5/24/2010
6/1/2001	ISO	5,316	$29.530	0	5,316	0	5,316	0	6/1/2011
6/1/2001	NQ	34,684	$29.530	0	34,684	0	34,684	0	6/1/2011
5/23/2002	ISO	4,484	$22.300	0	4,484	0	4,484	0	5/23/2012
5/23/2002	NQ	55,516	$22.300	0	54,316	1,200	55,516	0	5/23/2012
6/13/2003	ISO	3,756	$26.620	0	0	3,756	3,756	0	6/13/2013
6/13/2003	NQ	36,244	$26.620	0	28,800	7,444	36,244	0	6/13/2013
10/29/2003	NQ	20,000	$26.580	0	12,800	7,200	20,000	0	10/29/2013
2/3/2005	ISO	6,300	$15.480	0	0	2,250	2,250	4,050	2/3/2015
2/3/2005	NQ	16,200	$15.480	0	7,650	8,550	16,200	0	2/3/2015
4/15/2005	ISO	3,066	$12.970	0	0	422	422	2,644	4/15/2015
4/15/2005	NQ	19,434	$12.970	0	6,300	10,377	16,677	2,757	4/15/2015
7/15/2005	ISO	3,150	$11.710	0	0	0	0	3,150	7/15/2015
7/15/2005	NQ	19,350	$11.710	0	0	15,750	15,750	3,600	7/15/2015
10/17/2005	ISO	2,573	$10.040	0	0	0	0	2,573	10/17/2015
10/17/2005	NQ	19,927	$10.040	0	0	14,400	14,400	5,527	10/17/2015
1/17/2006	ISO	450	$14.960	0	0	0	0	450	1/17/2016
1/17/2006	NQ	22,050	$14.960	0	0	13,050	13,050	9,000	1/17/2016
4/17/2006	ISO	1,800	$8.750	0	0	0	0	1,800	4/17/2016
4/17/2006	NQ	20,700	$8.750	0	0	11,700	11,700	9,000	4/17/2016

		520,000		0	379,350	96,099	475,449	44,551

*	90 days after Dr. Jackson’s Separation Date, all ISOs become NQs.

**	upon the acceleration of options, some ISOs will become NQs, since the ISO limit has already been reached, that conversion is not reflected here.

Exhibit F

to the

SEPARATION AGREEMENT

between

Hunter Jackson

and

NPS Pharmaceuticals, Inc.

Restricted Stock Award Agreement

dated January 5, 2004

NPS PHARMACEUTICALS, INC.

RESTRICTED STOCK AWARD AGREEMENT

1994 EQUITY INCENTIVE PLAN

We are pleased to inform you that you have been awarded by NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), a restricted stock award (the “Restricted Stock Award”) under the Company’s 1994 Equity Incentive Plan, as amended to date (the “Plan”).

The terms of the Restricted Stock Award are as set forth in this Agreement and the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The basic terms of the Restricted Stock Award are summarized as follows:

Grantee:	Dr. Hunter Jackson
Grant Date:	January 5, 2004
Number of Shares:	4,000
Fair Market Value Per Share on Grant Date:	$31.30
Vesting Commencement Date:	January 5, 2004

1.	Vesting

(a) The Restricted Stock Award is subject to forfeiture upon termination of your employment or service relationship with the Company or a Related Corporation as described below. The Restricted Stock Award will vest and no longer be subject to forfeiture according to the following schedule:

Period of Your Continuous Employment or Service With the Company or a Related Corporation From the Vesting Commencement Date	Portion of Restricted Stock Award No Longer Subject to Forfeiture
After one year	1,333 shares
After two years	an additional 1,333 shares
After three years	an additional 1,334 shares

(b) Shares that have vested and are no longer subject to forfeiture according to the schedule above are referred to herein as “Vested Shares.” Shares that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as “Unvested Shares.” The Unvested Shares will vest (and to the extent so vested cease to be Unvested Shares remaining subject to forfeiture) in accordance with the above schedule. Collectively, the Unvested and Vested Shares are referred to herein as the “Shares.”

(c) Early lapse of the forfeiture restrictions may occur as described below.

2.	Termination of Employment or Services

If your employment or service relationship with the Company or an Affiliate terminates for any reason, any portion of this Restricted Stock Award that has not vested will immediately terminate. You will be required to forfeit all Unvested Shares upon such occurrence without the payment of any further consideration to you.

3.	Consideration for Restricted Stock Award

As required by Delaware General Corporation Law, consideration not less than the par value of the Company’s common stock, which is $0.001 per share, has been paid by you to the Company for the Restricted Stock Award.

4.	Transfer Restrictions

Unvested Shares may not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in contravention of the provisions of this Agreement.

5.	Acceleration

(a) Section 13.2 of the Plan shall apply to this Restricted Stock Award. In summary, this means that in a transaction in which the vesting and exercisability of Stock Awards is accelerated pursuant to Section 13.2 of the Plan, the Shares will become vested and no longer subject to forfeiture to the same extent that vesting and exercisability of Stock Awards is accelerated. If the Company splits or consolidates shares, pays any stock dividend or makes other similar capital adjustments, the Company will proportionately adjust the number of Shares subject to this Agreement.

(b) Section 2.3 of the Agreement Providing Specialized Benefits Following Termination of Employment Incident to a Merger, Acquisition or Other Change of Control or To Some Other Strategic Corporate Event shall apply to this Restricted Stock Award. In summary, this means that upon the occurrence of an event that would accelerate vesting of stock options under the Severance Agreement, the occurrence of that event will also accelerate vesting of the Restricted Stock Award.

6.	Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the Shares unless they are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act. The sale of the Shares must also comply with other applicable laws and regulations governing the Shares, and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

7.	Section 83(b) Election for Restricted Stock Award

You understand that under Section 83(a) of the Code, the excess of the Fair Market Value of the Unvested Shares on the date the forfeiture restrictions lapse over the purchase price, if any, paid for such Shares will be taxed, on the date such forfeiture restrictions lapse, as ordinary income subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any Unvested Shares upon termination of your employment or services with the Company or an Affiliate. You understand that you may elect under Section 83(b) of the Code to be taxed at the time the Unvested Shares are acquired, rather than when and as the Unvested Shares cease to be subject to the forfeiture restrictions. Such election (an “83(b) Election”) must be filed with the Internal Revenue Service within 30 days from the Grant Date of the Restricted Stock Award.

You understand that (a) you will not be entitled to a deduction for any ordinary income previously recognized as a result of the 83(b) Election if the Unvested Shares are subsequently forfeited to the Company and (b) the 83(b) Election may cause you to recognize more ordinary income than you would have otherwise recognized if the value of the Unvested Shares subsequently declines.

THE FORM FOR MAKING AN 83(b) ELECTION (AND FORM COVER LETTER TO BE SENT TO THE INTERNAL REVENUE SERVICE ALONG WITH A COMPLETED SECTION 83(b) ELECTION) ARE ATTACHED TO THIS AGREEMENT AS EXHIBIT B. YOU UNDERSTAND THAT FAILURE TO FILE SUCH AN ELECTION WITHIN THE 30-DAY PERIOD MAY RESULT IN THE RECOGNITION OF

ORDINARY INCOME BY YOU AS THE FORFEITURE RESTRICTIONS LAPSE. You further understand that an additional copy of such election form should be filed with your federal income tax return for the calendar year in which the date of this Agreement falls. You acknowledge that the foregoing is only a summary of the federal income tax laws that apply to the purchase of the Unvested Shares under this Agreement and does not purport to be complete. YOU FURTHER ACKNOWLEDGE THAT THE COMPANY HAS DIRECTED YOU TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE CODE AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH YOU MAY RESIDE.

You agree to execute and deliver to the Company with this Agreement a copy of the Acknowledgment and Statement of Decision Regarding Section 83(b) Election (the “Acknowledgment”) attached hereto as Exhibit A. You further agree that you will execute and deliver to the Company with this Agreement a copy of the 83(b) Election attached hereto as Exhibit B if you choose to make such an election.

8.	Legends

You understand and agree that the Shares are subject to forfeiture as set forth in this Agreement. You understand that the certificate(s) representing the Shares will bear legends in substantially the following form:

“The securities represented by this certificate are subject to certain restrictions on transfer and forfeiture and may not be sold, assigned, transferred, encumbered or in any way disposed of except as set forth in a restricted stock award agreement between the issuer and the original recipient of these shares, a copy of which may be obtained at the principal office of the issuer. Such transfer and forfeiture restrictions are binding on transferees of these shares.”

9.	Stop-Transfer Notices

You understand and agree that, in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

10.	Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

11.	Withholding and Disposition of Shares

You agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise either upon receipt of the Shares or as the forfeiture restrictions on any Shares lapse. Notwithstanding the previous sentence, you acknowledge and agree that the Company and any Affiliate has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Restricted Stock Award.

12.	General Provisions

12.1 Assignment. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’s Board of Directors, including, without limitation, one or more stockholders of the Company.

12.2 Notices. Any notice required in connection with this Agreement will be given in writing and will be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and addressed to the party entitled to such notice by 10 days’ advance written notice under this provision to all other parties to this Agreement.

12.3 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

12.4 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Shares pursuant to the express provisions of this Agreement.

12.5 Agreement Is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

12.6 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

12.7 No Employment or Service Contract. This Agreement does not confer upon you any right with respect to continuance of employment by the Company or any Affiliate, nor does it interfere in any way with the right of your employer to terminate your employment or services at any time.

12.8 Stockholder of Record. You will be recorded as a stockholder of the Company and will have, subject to the provisions of this Agreement, all the rights of a stockholder with respect to the Shares.

12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

12.10 Governing Law. This Agreement will be construed and administered in accordance with and governed by the laws of the State of Utah.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Grant Date.

NPS PHARMACEUTICALS, INC.		GRANTEE

By:	/s/ JAMES U. JENSEN	/s/ HUNTER JACKSON
	James U. Jensen	Dr. Hunter Jackson
	Vice President, Corporate Development and	Date:	3/3/04
	Legal Affairs and Secretary	Address:

Taxpayer ID:

EXHIBIT A

ACKNOWLEDGMENT AND STATEMENT OF DECISION REGARDING SECTION 83(b) ELECTION

The undersigned, a recipient of 4,000 shares of Common Stock of NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to a restricted stock award, hereby states as follows:

1. The undersigned acknowledges receipt of a copy of the Restricted Stock Award Agreement (the “Agreement”) which the undersigned has carefully reviewed.

2. The undersigned either (check and complete as applicable):

(a)	has consulted, and has been fully advised by, the undersigned’s own tax advisor regarding the federal, state and local tax consequences of receiving the restricted stock award and particularly regarding the advisability of making an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and pursuant to the corresponding provisions, if any, of applicable state law, or

(b)	has knowingly chosen not to consult such a tax advisor.

3. The undersigned hereby states that the undersigned has decided (check as applicable)

(a)	to make an election pursuant to Section 83(b) of the Code, and is submitting to the Company, together with the undersigned’s executed Restricted Stock Award Agreement, an executed form entitled “Election Under Section 83(b) of the Internal Revenue Code of 1986”, or

(b)	not to make an election pursuant to Section 83(b) of the Code.

4. Neither the Company nor any representative of the Company has made any warranty or representation to the undersigned with respect to the tax consequences of the undersigned’s receipt of the shares or of the making or failure to make an election pursuant to Section 83(b) of the Code or the corresponding provisions, if any, of applicable state law.

Dated:
Dr. Hunter Jackson

EXHIBIT B

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1. The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER:

NAME OF SPOUSE:

ADDRESS:

IDENTIFICATION NUMBER OF TAXPAYER:

IDENTIFICATION NUMBER OFd SPOUSE:

TAXABLE YEAR: 2004

2. The property with respect to which the election is made is described as follows: 4,000 shares (the “Shares”) of the Common Stock of NPS Pharmaceuticals, Inc. (the “Company”).

3. The date on which the property was transferred is: January 5, 2004.

4. The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5. The aggregate fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:

$125,200.

6. The amount (if any) paid for such property is:

NA

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: _______________, ____
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: _______________, ____

August 3, 2006

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

Fresno, CA 93888-0002

Re:	Dr. Hunter Jackson

Taxpayer I.D. No.: [Social Security Number]

Gentlemen and Ladies:

Enclosed for filing is an executed “Election to Include in Gross Income in Year of Transfer Pursuant to Section 83(b) of the Internal Revenue Code” for the above referenced taxpayer.

Also enclosed is a photocopy of that form. We would appreciate it if you would stamp the photocopy to indicate receipt and return it to us in the enclosed envelope.

Very truly yours,

Dr. Hunter Jackson

Enclosures